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                                                                    Exhibit 99.1


                                 APRIL 18, 2003

                                  PRESS RELEASE

Chairman Rodger W. Platt announced today that Cortland Bancorp earned $ 1.462 million during the first quarter of 2003, compared to the $ 1.442 million earned during the first quarter a year ago. Earnings per share of $ 0.37 represented an increase of 2.8% over the $ 0.36 earned during last year's first quarter. Total assets of $ 439.0 million at March 31, 2003 were essentially unchanged from the $ 439.1 million in assets that were held on March 31, 2002. The Company's return on average assets measured 1.37% for the quarter ended March 31, 2003 compared to 1.33% a year ago. The Company's first quarter performance represents an 11.1% return on equity compared to an 11.2% return for the same period last year.

Mr. Platt noted that the Company continues to execute a conservative strategy, emphasizing customer service, asset quality, productivity and a strong capital base as the cornerstones to profitable growth. As of March 31, 2003, loans ninety days or more beyond their contractual due date measured 0.60% of total loans, down from 0.73% at year-end 2002, but up slightly from 0.53% a year ago. The ratio of assets per employee, a key productivity measure, remained steady at $2.6 million. Capital ratios remain well above regulatory minimums, with equity capital representing 11.8% of assets.

The Company's tax equivalent net interest margin for the period ended March 31, 2003 decreased by $337,000, or 7.5%, compared to last year's first quarter. Both interest income and interest expense declined, reflecting the trend in interest rates. Tax equivalent interest income declined from the same quarter last year by $889,000, as average earning assets decreased by $6.2 million, or 1.5%, while the yield on average earning assets fell to 6.24% from 7.00% last year. Meanwhile interest expense declined by $552,000, as average interest bearing liabilities decreased by $8.7 million, or 2.6%, while the cost of those liabilities dropped to 2.64% from 3.25%.

The decline in the Company's net interest margin was offset by a $357,000 increase in Other Income. Gains from the sale of residential mortgage loans increased by $86,000. Gains from investment securities either called or sold increased by $157,000, while gains from trading securities added another $120,000. Fees from other customer services increased by $16,000, while other non interest income sources exhibited a decline of $22,000.

Non-interest expenses were well controlled, reflecting an increase of just $40,000, or 1.4%, compared to a year ago. Salaries and employee benefits increased by $54,000, or 3.4%, while all other expenses in the aggregate declined by $14,000, or by 1.1%. The Company's effective tax rate for the quarter declined to 20.6% from 22.7% a year ago, reflecting an increase in income attributable to tax advantaged sources.

As of quarter's end, the book value of the Company's common stock was $13.06 per share, up slightly from $13.04 per share at year-end 2002. The Company's board of directors declared a quarterly dividend of $0.22 per share, the same amount as a year ago, which was paid to eligible shareholders on April 1st. On February 6, 2003, the stock repurchase program initiated in 2002 concluded with the Company having acquired 114,073 shares. During that timeframe, the Company also reissued 52,647 shares to existing shareholders under its dividend reinvestment program.

On January 28, 2003, the Board of Directors of Cortland Bancorp approved a new program (the "2003 Program"), authorizing the repurchase of a maximum of 196,000 shares, or approximately 4.9% of the Company's common stock. The 2003 Program will expire not later than February 6, 2004. Results will depend on market conditions with no guarantee as to the exact number of shares that will actually be repurchased. During the quarter ended March 31, 2003, the Company repurchased 10,819 shares under the 2003 Program. Based on the stock's market price of $27.25 per share as of March 31, 2003, the Company's remaining commitment to repurchase stock under the 2003 Program was approximately $5,046,000. The stock trades on the NASDAQ OTC under the symbol CLDB.